Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

KB Home

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF FILING FEE TABLE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share (3)	Other	8,400,000(4)	$44.81	$376,404,000	0.0001102	$41,479.72

Equity	Common Stock, par value $1.00 per share (3)	Other	1,000,000(5)	$44.81	$44,810,000	0.0001102	$4,938.06

Total Offering Amounts							$46,417.78

Total Fees Previously Paid							$0

Total Fee Offsets							$0

Net Fee Due							$46,417.78

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover such additional shares of Common Stock as may be issued pursuant to the above-named plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $44.81 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 8, 2023.

(3)

Each share of Common Stock is associated with a preferred stock purchase right under the Amended and Restated Rights Agreement, dated April 12, 2018, as amended by that certain First Amendment to Amended and Restated Rights Agreement, dated April 8, 2021, by and between the Registrant and Computershare Inc., as Rights Agent. The preferred stock purchase rights are not presently exercisable and do not trade separately from the Common Stock. The preferred stock purchase rights will be issued for no additional consideration and, therefore, no additional registration fee is required.

(4)

Represents an additional 5,900,000 shares of Common Stock authorized for issuance under the Amended 2014 Plan as approved by the Registrant’s stockholders on April 20, 2023, plus an estimate of the aggregate number of additional shares that have become or may become available for issuance in the future pursuant to the terms of the Amended 2014 Plan.

(5)	Represents an additional 1,000,000 shares of Common Stock issuable under the KB Home 401(k) Savings Plan.